     As filed with the Securities and Exchange Commission on August 5, 2003
                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    _________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    _________

                        PHILADELPHIA SUBURBAN CORPORATION
               (Exact name of issuer as specified in its charter)

           Pennsylvania                              23-1702594
  (State or other jurisdiction of     (I.R.S. Employer Identification No.)
  incorporation of organization)

                             762 W. Lancaster Avenue
                            Bryn Mawr, PA 19010-3489
                    (Address of principal executive offices)

        Philadelphia Suburban Corporation 401(k) and Profit Sharing Plan
                            (Full title of the plan)

                                  ROY H. STAHL
        EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                             762 W. Lancaster Avenue
                            Bryn Mawr, PA 19010-3489
                     (Name and address of agent for service)

                                 (610) 527-8000
          (Telephone number, including area code, of agent for service)
                                   _________

                                   Copies to:

                               STEPHEN A. JANNETTA
                                RICHARD A. SILFEN
                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                           Philadelphia, PA 19103-2921
                                 (215) 963-5000

                         CALCULATION OF REGISTRATION FEE

============================== ================== ======================= ====================== =====================
     Title of securities            Number of         Proposed maximum       Proposed maximum
            to be                 shares to be         offering price            aggregate             Amount of
         registered              registered (1)        per share (2)        offering price (2)    registration fee (3)
------------------------------ ------------------ ----------------------- ---------------------- ---------------------
Common Stock, $.50 par value        120,000              $23.21                $2,785,200              $225.32
============================== ================== ======================= ====================== =====================

(1) This registration statement covers shares of Common Stock of Philadelphia Suburban Corporation, which may be offered or sold pursuant to the Philadelphia Suburban Corporation 401(k) and Profit Sharing Plan (the "Plan"). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plan. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(2) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices of shares of Common Stock on July 29, 2003, as reported on the New York Stock Exchange.

(3)      The proposed maximum offering price multiplied by $80.90 per million.


================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

         (a) Annual Report on Form 10-K, filed with the Commission on March 27, 2003, for the fiscal year ended December 31, 2002;

         (b) Quarterly Report on Form 10-Q, filed with the Commission on May 7, 2003 for the fiscal quarter ended March 31, 2003;

         (c) Current Reports on Form 8-K, filed with the Commission on January 14, 2003 and May 14, 2003; and

         (d) The description of the Common Stock of the Registrant set forth in the Registration Statement on Form 8-A filed with the Commission, including any amendments or reports filed for the purpose of updating such description.

         All reports and other documents filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.    Description of Securities.

         Not applicable.

Item 5.    Interests of Named Experts and Counsel.

         Not applicable.

Item 6.    Indemnification of Directors and Officers.

         Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), provide that, unless otherwise restricted in its bylaws, a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL requires a business corporation to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

         Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This Section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of liability or responsibility under a criminal statute. Section
4.01 of the Registrant's bylaws limits the liability of any director of the Registrant to the fullest extent permitted by Section 1713 of the PBCL.

         Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article VII of the Registrant's bylaws provides indemnification of directors, officers and other agents of the Registrant broader than the indemnification permitted by Section 1741 of the PBCL and pursuant to the authority of Section 1746 of the PBCL.

         Article VII of the bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Registrant, or any other person designated by the board of directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the PBCL which authorizes indemnification only of expenses incurred in defending and in settlement of a derivative action. In addition, Article VII of the bylaws also allows indemnification for punitive damages and liabilities incurred under the federal securities laws.

         Unlike the provisions of PBCL Sections 1741 and 1742, Article VII does not require the Registrant to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 or 1742 of the PBCL. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that would otherwise be required, and that right is enforceable against the

Registrant as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the bylaw provisions require the Registrant to indemnify such portion. If the indemnification provided for in Article VII is unavailable for any reason in respect of any liability or portion thereof, the bylaws require the Registrant to make a contribution toward the liability. Indemnification rights under the bylaws do not depend upon the approval of any future board of directors.

         Section 7.04 of the Registrant's bylaws also authorizes the Registrant to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit, or using any other means that may be available from time to time.
Section 1747 of the PBCL also enables a business corporation to purchase and maintain insurance on behalf of a person who is or was serving as a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against that representative in his capacity as such, whether or not the corporation would have the power to indemnify him against that liability under the PBCL.

         The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Registrant.

Item 7.    Exemption from Registration Claimed.

         Not applicable.

Item 8.    Exhibits.

         The following is a list of exhibits filed as part of this Registration Statement.

Exhibit
Number      Exhibit
------      -------

23.1        Consent of PricewaterhouseCoopers LLP.
24.1 Powers of Attorney (included as part of the signature page of this Registration Statement).
99.1        Philadelphia Suburban Corporation 401(k) and Profit Sharing Plan.


         In accordance with Item 8 of Form S-8, this Registration Statement does not include Exhibit 5 - Opinion regarding Legality, as:

         1. The Registrant undertakes that the Plan and any amendments thereto have been or will be submitted to the Internal Revenue Service (the "IRS") in a timely manner and all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code have been or will be made.

         2. Shares issued under the Plan are purchased on the open market.

Item 9.    Undertakings

         The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low to high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that subparagraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bryn Mawr, Pennsylvania on August 5, 2003.

                                     PHILADELPHIA SUBURBAN CORPORATION


                                     By:   Nicholas DeBenedictis
                                           ------------------------------------
                                           Nicholas DeBenedictis
                                           Chairman and Chief Executive Officer

         Each person in so signing below makes, constitutes and appoints Roy H. Stahl, Executive Vice President, and David P. Smeltzer, Senior Vice President, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Title                                           Date
---------                       -----                                           ----

Nicholas DeBenedictis           Director, Chairman and Chief Executive      August 5, 2003
---------------------           (Principal Executive Officer)
Nicholas DeBenedictis

David P. Smeltzer               Senior Vice President--Finance and Chief    August 5, 2003
-----------------               Financial Officer (Principal Financial
David P. Smeltzer               and Accounting Officer)

Mary C. Carroll                 Director                                    August 5, 2003
---------------
Mary C. Carroll

G. Fred DiBona, Jr.             Director                                    August 5, 2003
-------------------
G. Fred DiBona, Jr.

Richard H. Glanton, Esq.        Director                                    August 5, 2003
------------------------
Richard H. Glanton, Esq.

Alan R. Hirsig                  Director                                    August 5, 2003
--------------
Alan R. Hirsig

John F. McCaughan               Director                                    August 5, 2003
-----------------
John F. McCaughan

John E. Menario                 Director                                    August 5, 2003
---------------
John E. Menario

Richard L. Smoot                Director                                    August 5, 2003
----------------
Richard L. Smoot

                        PHILADELPHIA SUBURBAN CORPORATION

                                INDEX TO EXHIBITS


  Exhibit Number      Document
  --------------      --------

       23.1           Consent of PricewaterhouseCoopers LLP.

       24.1 Powers of Attorney (included as part of the signature page of this Registration Statement).

       99.1           Philadelphia Suburban Corporation 401(k) and Profit
                      Sharing Plan.